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                               SERVICES AGREEMENT
                               ------------------

         This AGREEMENT is made as of this 6th day of October, 1999, by and between USALLIANZ VARIABLE INSURANCE PRODUCTS TRUST, a Delaware business trust (the "Company"), and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation.

         WHEREAS, the Company is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), consisting of several series of shares of beneficial interest ("Shares"); and

         WHEREAS, the Company desires BISYS to provide, and BISYS is willing to provide, administration, transfer agency and fund accounting services (the "Services") to such series of the Company that are currently in existence and which may hereafter be created (the "Portfolios") on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and the covenants herein set forth, the Company and BISYS hereby agree as follows:

         ARTICLE 1. Retention of BISYS. The Company hereby appoints BISYS, subject to the supervision, direction and control of the Company's Board of Trustees, to furnish the Portfolios with the Services that are more particularly set forth in Article 2 herein. BISYS hereby accepts such appointment and agrees to perform said Services for the compensation provided for in Article 4 and Schedule A hereto.

         BISYS shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Company in any way and shall not be deemed an agent of the Company.

         ARTICLE 2. Services.

         A.       Administration Services.
                  ------------------------

                  BISYS shall perform or supervise the performance by others of the Services described herein in connection with the operations of the Portfolios, and, on behalf of the Company, will investigate, assist in the selection of and conduct relations with custodians, depositories, accountants, legal counsel, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Portfolios' operations. BISYS shall provide the Trustees of the Company with such reports regarding the Portfolios' investment performance as they may reasonably request but shall have no responsibility for supervising the performance by any investment adviser or sub-adviser of its responsibilities.

                  BISYS shall provide the Company with regulatory reporting, all necessary office space, equipment, personnel, and facilities (including facilities for Shareholders' and Trustees'
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meetings) for handling the affairs of the Portfolios and such other services as
BISYS shall, from time to time, determine to be necessary to perform its obligations under this Agreement. In addition, at the request of the Company's Board of Trustees, BISYS shall make reports to the Trustees concerning the performance of its obligations hereunder.

                  Without limiting the generality of the foregoing, BISYS shall:

                  (i) Calculate contractual Company expenses and control all disbursements for the Company, and as appropriate compute the Company's yields, total return, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighted maturity;

                  (ii) Assist Company counsel with the preparation of prospectuses, statements of additional information, registration statements and proxy materials;

                  (iii) Prepare such reports, applications and documents (including reports regarding the sale and redemption of Shares as may be required in order to comply with Federal and state securities law) as may be necessary or desirable to register the Company's Shares with state securities authorities, monitor the sale of Company Shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Company and the Company's Shares and all amendments thereto, as may be necessary or convenient to register and keep effective the Company and the Company's Shares with state securities authorities to enable the Company to make a continuous offering of its Shares;

                  (iv) Develop and prepare, with the assistance of the Company's investment adviser, communications to Shareholders, including the annual report to Shareholders, coordinate the mailing of prospectuses, notices, proxy statements, proxies and other reports to Company Shareholders, and supervise and facilitate the proxy solicitation process for all shareholder meetings, including the tabulation of shareholder votes;

                  (v) Administer contracts on behalf of the Company with, among others, the Company's investment adviser, distributor, custodian, transfer agent and fund accountant;

                  (vi) Supervise the Company's transfer agent with respect to the payment of dividends and other distributions to Shareholders;

                  (vii) Calculate performance data of the Portfolios for dissemination to information services covering the investment company industry;

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                  (viii)   Coordinate and supervise the preparation and filing
                           of the Company's tax returns;

                  (ix) Examine and review the operations and performance of the various organizations providing services to the Company or any Portfolio of the Company, including, without limitation, the Company's investment adviser, distributor, custodian, fund accountant, transfer agent, outside legal counsel and independent public accountants, and at the request of the Trustees, report to the Board on the performance of organizations;

                  (x) Assist with the layout and printing of publicly disseminated prospectuses and assist with and coordinate layout and printing of the Company's semi-annual and annual reports to Shareholders;

                  (xi) Assist with the design, development, and operation of the Portfolios, including new classes, investment objectives, policies and structure;

                  (xii) Provide individuals reasonably acceptable to the Company's Trustees to serve as officers of the Company, who will be responsible for the management of certain of the Company's affairs as determined by the Company's Trustees;

                  (xiii) Advise the Company and its Trustees on matters concerning the Company and its affairs;

                  (xiv) Obtain and keep in effect fidelity bonds and trustees and officers/errors and omissions insurance policies for the Company in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act as such bonds and policies are approved by the Company's Trustees;

                  (xv) Monitor and advise the Company and its Portfolios on their regulated investment company status under the Internal Revenue Code of 1986, as amended;

                  (xvi) Perform all administrative services and functions of the Company and each Portfolio to the extent administrative services and functions are not provided to the Company or such Portfolio pursuant to the Company's or such Portfolio's investment advisory agreement, distribution agreement, custodian agreement, transfer agent agreement and fund accounting agreement;

                  (xvii) Furnish advice and recommendations with respect to other aspects of the business and affairs of the Portfolios as the Company and BISYS shall determine desirable;

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                  (xviii)  Prepare and file with the SEC the semi-annual report for the Company on Form N-SAR and all required notices pursuant to Rule 24f-2; and

         BISYS shall perform such other administration services for the Company that are mutually agreed upon by the parties from time to time, which may result in an additional charge, the amount of which shall be agreed upon between the parties. In performing its duties under this Agreement, BISYS will act in conformity with the Company's Declaration of Trust, By-Laws, prospectuses and statements of additional information as in effect from time to time and will conform to and comply with the requirements of the 1940 Act and all applicable federal and state laws and regulations.

         B.       Fund Accounting Services.
                  -------------------------

                  BISYS shall perform the fund accounting services described in this Article 2 in connection with the operations of the Company and each of the Portfolios. Such services shall include the following:

                  (a) Maintenance of Books and Records. BISYS will keep and maintain the following books and records of each Portfolio pursuant to Rule 31a-1 under the Investment Company Act of 1940 (the "Rule"):

                           (i) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

                           (ii) General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

                           (iii) Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule; and

                           (iv) A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

                  (b) Performance of Daily Accounting Services. In addition to the maintenance of the books and records specified above, BISYS shall perform the following accounting services daily for each Portfolio:

                           (i) Calculate the net asset value per share utilizing prices obtained from the sources described in subsection 1(b)(ii) below;

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                           (ii)     Obtain security prices from independent
                                    pricing services, or if such quotes are
                                    unavailable, then obtain such prices from each Portfolio's investment adviser or its designee, as approved by the Company's Board of Trustees ("Trustees");

                           (iii) Verify and reconcile with the Company's custodian all daily trade activity;

                           (iv) Compute, as appropriate, each Portfolio's 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity;

                           (v) Review daily the net asset value calculation and dividend factor (if any) for each Portfolio prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ;

                           (vi) Report to the Company the daily market pricing of securities in any money market Portfolios, with the comparison to the amortized cost basis;

                           (vii) Determine, where applicable, unrealized appreciation and depreciation on securities held in the Portfolios;

                           (viii) Amortize premiums and accrete discounts on securities purchased at a price other than face value, in accordance with the pricing policies that are established for the Company;

                           (ix) Update fund accounting system to reflect rate changes, as received from a Portfolio's investment adviser, on variable interest rate instruments;

                           (x) Post Portfolio transactions to appropriate categories;

                           (xi) Accrue expenses of each Portfolio according to instructions received from the Company's Administrator;

                           (xii) Determine the outstanding receivables and payables for all (1) security trades, (2) Portfolio share transactions and (3) income and expense accounts;

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                           (xiii)   Provide accounting reports in connection
                                    with the Company's regular annual audit and other audits and examinations by regulatory agencies; and

                           (xiv) Provide such periodic reports as the parties shall agree upon.

                  (c)      Special Reports and Services.

                           (i) BISYS may provide additional special reports upon the request of the Company or a Portfolio's investment adviser, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

                           (ii) BISYS may provide such other similar services with respect to a Portfolio as may be reasonably requested by the Company, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

                  (d) Additional Accounting Services. BISYS shall also perform the following additional accounting services for each Portfolio:

                           (i) Provide monthly a download (and hard copy thereof) of the financial statements described below, upon request of the Company. The download will include the following items:

                                    Statement of Assets and Liabilities,
                                    Statement of Operations,
                                    Statement of Changes in Net Assets, and
                                    Condensed Financial Information.

                           (ii)     Provide accounting information for the
                                    following:

                                    (A)      the Company's semi-annual reports
                                             with the Securities and Exchange
                                             Commission ("SEC") on Form N-SAR;

                                    (B)      the Company's annual, semi-annual
                                             and quarterly (if any) shareholder
                                             reports;

                                    (C)      registration statements on Form
                                             N-1A and other filings relating to
                                             the registration of shares;

                                    (D)      BISYS's monitoring of each
                                             Portfolio's status as a regulated
                                             investment company under Subchapter
                                             M of the Internal Revenue Code, as
                                             amended;

                                    (E)      annual audit by the Company's
                                             auditors; and

                                    (F)      examinations performed by the SEC.

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         C.       Transfer Agency Services.
                  -------------------------

                  BISYS shall perform for the Company the transfer agent services set forth herein. BISYS also agrees to perform for the Company such special services incidental to the performance of the services enumerated herein as agreed to by the parties from time to time. BISYS shall perform such additional services as are provided on an amendment to this agreement hereof, in consideration of such fees as the parties hereto may agree.

                  1.       Shareholder Transactions
                           ------------------------

                           a. Process shareholder purchase and redemption orders.

                           b. Set up account information, including address, dividend option, taxpayer identification numbers and wire instructions.

                           c. Issue confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended.

                           d.       Issue periodic statements for shareholders.

                           e.       Process transfers and exchanges.

                           f. Process dividend payments, including the purchase of new shares, through dividend reimbursement.

                  2.       Shareholder Information Services
                           --------------------------------

                           a. Make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information.

                           b. Produce detailed history of transactions through duplicate or special order statements upon request.

                           c. Provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders.

                  3.       Compliance Reporting
                           --------------------

                           a. Provide reports to the Securities and Exchange Commission, the National Association of Securities Dealers and the States in which each Portfolio is registered.

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                           b.       Prepare and distribute appropriate Internal
                                    Revenue Service forms for corresponding
                                    Portfolio and shareholder income and capital gains.

                           c. Issue tax withholding reports to the Internal Revenue Service.

                  4.       Dealer/Load Processing (if applicable)
                           --------------------------------------

                           a. Provide reports for tracking rights of accumulation and purchases made under a Letter of Intent.

                           b. Account for separation of shareholder investments from transaction sale charges for purchase of Portfolio shares.

                           c. Calculate fees due under 12b-1 plans for distribution and marketing expenses.

                           d. Track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases in a load Portfolio.

                  5.       Shareholder Account Maintenance
                           -------------------------------

                           a. Maintain all shareholder records for each account in each Portfolio.

                           b. Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.

                           c.       Record shareholder account information
                                    changes.

                           d. Maintain account documentation files for each shareholder.

                  6.       Reports
                           -------

                                    BISYS will furnish to the Company and to its
                           properly-authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Company in writing, the reports that are set forth below and such additional reports, if any, that are subsequently agreed upon by the parties pursuant to an amendment hereto. The Company agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein.

                           a.       Daily Shareholder Activity Journal

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                           b.       Daily Fund Activity Summary Report

                                    (i)      Beginning Balance

                                    (ii)     Dealer Transactions

                                    (iii)    Shareholder Transactions

                                    (iv)     Reinvested Dividends

                                    (v)      Exchanges

                                    (vi)     Adjustments

                                    (vii)    Ending Balance

                           c.       Daily Wire and Check Register

                           d.       Monthly Dealer Processing Reports

                           e.       Monthly Dividend Reports

                           f.       Sales Data Reports for Blue Sky Registration

                           g.       Annual report by independent public
                                    accountants concerning BISYS' shareholder system and internal accounting control systems to be filed with the Securities Exchange Act of 1934, as amended

                           h.       Such special reports and additional
                                    information that the parties may agree upon, from time to time

         ARTICLE 3. Allocation of Charges and Expenses.

         (A) BISYS. BISYS shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. BISYS shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Company as well as all Trustees of the Company who are affiliated persons of BISYS or any other organization affiliated with BISYS; provided, however, that unless otherwise specifically provided, BISYS shall not be obligated to pay the compensation of any employee of the Company retained by the Trustees of the Company to perform services on behalf of the Company.

         (B) The Company. The Company assumes and shall pay or cause to be paid all other expenses of the Company not otherwise allocated herein, including, without limitation, organization

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costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming Shares, the costs of custodial services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of BISYS or the investment adviser to the Company or any other organization affiliated with BISYS or the investment adviser, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Company.

         ARTICLE 4. Compensation of BISYS.

         (A) Service Fees. For the services to be rendered, the facilities furnished and the expenses assumed by BISYS pursuant to this Agreement, the Company shall pay to BISYS during the term of this Agreement compensation in accordance with, and in the manner set forth in the Schedule A attached hereto. Such compensation shall be calculated and accrued daily, and paid to BISYS monthly.

         (B) Reimbursement of Expenses. In addition to paying BISYS the fees described in paragraph (A) of this Article 4, the Company agrees to reimburse BISYS for BISYS' reasonable out-of-pocket expenses in providing services hereunder, including without limitation, the following:

         (i) All freight and other delivery and bonding charges incurred by BISYS in delivering materials to and from the Company;

         (ii) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by BISYS in communication with the Company, or others as required for BISYS to perform the services to be provided hereunder;

         (iii)    The cost of obtaining security market quotes pursuant to
                  Article 2(B)(b)(ii) above;

         (iv) The cost of microfilm or microfiche of records or other materials;

         (v) All systems-related expenses associated with the provision of special reports and services under this Agreement;

         (vi) All travel and lodging expenses incurred by officers and employees of BISYS in connection with attendance at Company Board meetings;

         (vii) Any expenses BISYS shall incur at the written direction of an officer of the Company; and

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         (vii)    Any additional expenses reasonably incurred by BISYS and
                  approved in advance by the Company in the performance of its duties and obligations under this Agreement.

         (C) Survival of Compensation Rights.

                  All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

         ARTICLE 5. Limitation of Liability of BISYS. The duties of BISYS shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against BISYS hereunder. BISYS shall not be liable for any error of judgment or mistake of law or for any loss arising out of any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby. (As used in this Article 5, the term "BISYS" shall include directors, officers, employees and other agents of BISYS as well as BISYS itself.) Any person, even though also an officer, director, employee or agent of BISYS, who may be or become an officer, Trustee, employee or agent of the Company, shall be deemed, when rendering services to the Company or to any Portfolio, or acting on any business of the Company or of any Portfolio (other than services or business in connection with BISYS's duties hereunder) to be rendering such services to or acting solely for the Company or the Portfolio and not as an officer, director, employee or agent or one under the control or direction of BISYS even though paid by BISYS.

         So long as BISYS acts in good faith and with due diligence and without negligence, the Company assumes full responsibility and shall indemnify BISYS and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of BISYS's actions taken or nonactions with respect to the performance of services hereunder. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

         The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case the Company may be asked to indemnify or hold BISYS harmless, the Company shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that BISYS will use all reasonable care to identify and notify the Company promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Company, but failure to do so in good faith shall not affect BISYS's indemnification rights hereunder.

         The Company shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Company elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Company and satisfactory to BISYS, whose approval shall not be unreasonably withheld. In the event that the Company elects to assume the defense of any suit and retain counsel, BISYS shall bear the fees and expenses of any additional counsel retained by it. If the Company does not elect to assume the defense of a suit, it will reimburse BISYS for the reasonable fees and expenses of any counsel retained by BISYS.

         BISYS may apply to the Company at any time for instructions and may consult counsel for the Company or its own counsel and with accountants and other experts with respect to any matter arising in connection with BISYS's duties, and BISYS shall not be liable or accountable for any reasonable action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

         Also, BISYS shall be protected in acting in good faith upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons.

         ARTICLE 6. Duration of this Agreement. The duration of this Agreement shall be as specified in Schedule B hereto.

         ARTICLE 7. Assignment. This Agreement shall not be assignable by either party without the written consent of the other party; provided, however, that BISYS may, at its expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder. BISYS shall not, however, be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that BISYS shall be responsible, to the extent provided in Article 5 hereof, for all acts of such subcontractor as if such acts were its own. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

         ARTICLE 8. Amendments. No provision of this Agreement may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party against whom an enforcement of the change, waiver, discharge or termination is sought.

         ARTICLE 9. Certain Records. BISYS shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act, which are prepared or maintained by BISYS on behalf of the Company shall be prepared and maintained at the expense of BISYS, but shall be the property of the Company and will be made available to or surrendered promptly to the Company on request.

In case of any request or demand for the inspection of such records by another party, BISYS shall notify the Company and follow the Company's instructions as to permitting or refusing such inspection; provided that BISYS may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Company has agreed to indemnify BISYS against such liability.

         ARTICLE 10. Definitions of Certain Terms. The terms "interested person" and "affiliated person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

         ARTICLE 11. Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the following addresses: if to the Company, at 55 Greens Farms Road, Westport, Connecticut 06881, Attention: President; if to BISYS, 3435 Stelzer Road, Columbus, Ohio 43119, Attention: William J. Tomko; or at such other addresses as such party may from time to time specify in writing to the other party pursuant to this Section.

         ARTICLE 12. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

         ARTICLE 13. Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

         ARTICLE 14. Confidentiality. BISYS agrees on behalf of itself and its employees to treat confidentially and as the proprietary information of the Company, all records and other information relative to the Company and prior, present or potential Shareholders, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except, after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where BISYS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Company.

         ARTICLE 15. Uncontrollable Events. BISYS assumes no responsibility hereunder, and shall not be liable for any damage, loss of data, delay or any other loss whatsoever caused by events beyond it reasonable control. BISYS shall, however, be obligated to design and institute reasonable procedures to prevent or limit any such damages, loss of data, delay or other loss.

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         ARTICLE 16. Legal Advice. BISYS shall notify the Company at any time
BISYS believes that it is in need of the advice of counsel (other than counsel in the regular employ of BISYS or any affiliated companies) with regard to BISYS's responsibilities and duties pursuant to this Agreement. After so notifying the Company, BISYS, at its discretion, shall be entitled to seek, receive and act upon advice of qualified legal counsel of its choosing, such advice to be at the expense of the Company unless relating to a matter involving BISYS's willful misfeasance, bad faith, negligence or reckless disregard with respect to BISYS's responsibilities and duties hereunder and BISYS shall in no event be liable to the Company or any Portfolio or any shareholder or beneficial owner of the Company for any action reasonably taken pursuant to such advice.

         ARTICLE 17. Representations of the Company. The Company certifies to BISYS that: (a) as of the close of business on the effective date of this Agreement, each Portfolio which is in existence as of such effective date has authorized unlimited shares; and (b) this Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to equitable principles and bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         ARTICLE 18. Representations of BISYS. BISYS represents and warrants that: (a) it has been in, and shall continue to be in, substantial compliance with all applicable provisions of law in connection with the performance of its duties under this Agreement; (b) the various procedures and systems which BISYS has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Company and BISYS's records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder; and (c) this Agreement has been duly authorized by BISYS, and when executed and delivered by BISYS, will constitute a legal, valid and binding obligation of BISYS, enforceable against BISYS in accordance with its terms, subject to equitable principles and bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         ARTICLE 19. Insurance. BISYS shall notify the Company should BISYS's insurance coverage with respect to professional liability or errors and omissions coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. BISYS shall notify the Company of any material claims against BISYS with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Company from time to time as may be appropriate of the total outstanding claims made by BISYS under its insurance coverage.

         ARTICLE 20. Bank Accounts. The Company and the Portfolios shall establish and maintain such bank accounts with such bank or banks as are selected by the Company, as are necessary in order that BISYS may perform the services required to be performed hereunder. To the extent that the performance of such services shall require BISYS directly to disburse amounts for payment of dividends, redemption proceeds or other purposes, the Company and Portfolios shall provide such bank or banks with all instructions and authorizations necessary for BISYS to effect such disbursements.

         ARTICLE 21. Information Furnished by the Company. The Company has furnished to BISYS the following:

         (a) Copies of the Declaration of Trust of the Company and of any amendments thereto, certified by the proper official of the state in which such Declaration has been filed.

         (b)      Copies of the following documents:

                  1.       The Company's Bylaws and any amendments thereto;

                  2. Certified copies of resolutions of the Board of Trustees covering the approval of this Agreement and the authorization of a specified officer of the Company to execute and deliver this Agreement and authorization for specified officers of the Company to instruct BISYS hereunder.

         (c) A list of all officers of the Company, together with specimen signatures of those officers, who are authorized to instruct BISYS in all matters.

         (d) Two copies of the Prospectuses and Statement of Additional Information for each Portfolio.

         (e) A certificate as to shares of beneficial interest of the Company authorized, issued and outstanding as of the effective date of BISYS's appointment under this Agreement (or as of the date on which BISYS's services are commenced, whichever is the later date) and as to receipt of full consideration by the Company for all shares outstanding, such statement to be certified by the Treasurer of the Company.

         ARTICLE 22. Information Furnished by BISYS . BISYS has furnished to the Company the following:

         (a)      BISYS's Articles of Incorporation.

         (b)      BISYS's Bylaws and any amendments thereto.

         (c) Certified copies of actions of BISYS covering the following matters:

                  1. Approval of this Agreement, and authorization of a specified officer of BISYS to execute and deliver this Agreement; and

                  2. Authorization of BISYS to act as fund administrator, fund accountant and transfer agent for the Company.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.


                                              USALLIANZ VARIABLE INSURANCE
                                              PRODUCTS TRUST

                                              By: /s/ David P. Marks
                                                  ------------------------------

                                              Title: President
                                                     ---------------------------


                                              BISYS FUND SERVICES OHIO, INC.

                                              By: /s/ William J. Tomko
                                                  ------------------------------

                                              Title: President
                                                     ---------------------------

                                   SCHEDULE A

                            TO THE SERVICES AGREEMENT
                                     BETWEEN
                  USALLIANZ VARIABLE INSURANCE PRODUCTS TRUST
                                       AND
                         BISYS FUND SERVICES OHIO, INC.


PORTFOLIOS:

        This Agreement shall apply to all Portfolios of the Company, either now or hereafter created. The current Portfolios are set forth below:


FEES:

        Pursuant to Article 4, in consideration of services rendered and expenses assumed pursuant to this Agreement, the Company will pay BISYS on the first business day of each month, or at such time(s) as BISYS shall request and the parties hereto shall agree, the fees set forth below:

         Asset-Based Fees:
         -----------------

                  Subject to the annual minimum fee set forth below, the Company shall pay to BISYS a fee computed daily at the annual rate of:

                           Ten one-hundredths of one percent (.10%) of the Company's average daily net assets up to and including $5 billion;

                           Seven one-hundredths of one percent (.07%) of the next $5 billion of the Company's average daily net assets; and

                           Five one-hundredths of one percent (.05%) of the Company's average daily net assets over $10 billion.

         The above referenced fee schedule shall be subject to (i) an annual per Portfolio minimum fee of $85,000 and (ii) an annual fund complex (i.e., all investment companies advised by Allianz of America, Inc., or its affiliates for which BISYS performs services of the nature contemplated by this Agreement) minimum fee of $250,000.

         Annual Per Account Fee:
         -----------------------

                  The Company shall also pay to BISYS a fee of $20 per shareholder account.

         Additional Fee for Separate Classes of Shares:
         ----------------------------------------------

                  To the extent the Company maintains two or more classes of shares, BISYS shall be entitled to receive an additional annual fee for each class of shares that is in addition to the initial class of shares. Such fee shall be equal to $37,500 per class.

         Out-of-pocket Expenses:
         -----------------------

                  BISYS shall be entitled to be reimbursed for the out-of-pocket expenses set forth in Article 4 of this Agreement.

                                   SCHEDULE B

                            TO THE SERVICES AGREEMENT
                                     BETWEEN
                  USALLIANZ VARIABLE INSURANCE PRODUCTS TRUST
                                       AND
                         BISYS FUND SERVICES OHIO, INC.


                            DURATION AND TERMINATION
                            ------------------------


         Pursuant to Article 6, the term of this Agreement shall commence on October 6, 1999 and shall remain in effect through October 5, 2002 (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive three-year periods ("Rollover Periods"). This Agreement may be terminated without penalty (i) by provision of a notice of nonrenewal in the manner set forth below, (ii) by mutual agreement of the parties or (iii) for "cause," as defined below, upon the provision of 60 days advance written notice by the party alleging cause. Written notice of nonrenewal must be provided at least 60 days prior to the expiration of the Initial Term or any Rollover Period in order to avoid automatic renewal.

         For purposes of this Agreement, "cause" shall mean (a) willful misfeasance, bad faith, gross negligence or reckless disregard on the part of the party to be terminated with respect to its obligations and duties set forth herein; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

         Notwithstanding the foregoing, after such termination for so long as BISYS, with the written consent of the Company, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due BISYS and unpaid by the Company upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from the Company, in addition to the compensation described in Schedule A, the amount of all of BISYS's reasonable cash disbursements for services in connection with BISYS's activities in effecting such termination, including without limitation, the delivery to the Company and/or its designees of the Company's property, records, instruments and documents, or any copies thereof.

         If, for any reason other than nonrenewal, mutual agreement of the parties or "cause," BISYS is replaced as the service provider under this Agreement, or if a third party is added to perform all or a part of the Services provided by BISYS under this Agreement (excluding any subcontractor appointed by BISYS as provided in Article 7 herein), then the Company shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement and not as a penalty, to BISYS equal to the balance due BISYS for the lesser of (A) the next 12 months or (B) the remainder of the then-current term of this Agreement, assuming for purposes of calculation of the payment that such balance shall be based upon the average amount of Company assets and the average number of Company shareholder accounts for the twelve months prior to the date BISYS is replaced or a third party is added.

         In the event the Company is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which BISYS is not retained to provide Services consistent with this Agreement, including the level of assets subject to such Services. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which BISYS is replaced or a third party is added.

         The parties further acknowledge and agree that, in the event BISYS is replaced, or a third party is added, as set forth above, (i) a determination of actual damages incurred by BISYS would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate BISYS for damages incurred and is not intended to constitute any form of penalty.

                                      B-2